EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into as of May __, 1996 by and between AMERICAN RIVER BANK, a California banking corporation ("Employer"), and David T. Taber ("Employee").

                                    RECITALS

         WHEREAS, Employer and Employee desire to enter into an agreement for the purposes of engaging the services of Employee by reason of his experience, training and ability in the commercial banking industry;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Employer and Employee agree as follows:

                                    AGREEMENT

         1. TERM OF EMPLOYMENT. Employer employs Employee and Employee hereby accepts employment with Employer, upon the terms and conditions hereinafter set forth, for a period of two (2) years from the date hereof. Upon the occurrence of the second annual anniversary date of this Agreement, the term of this Agreement shall be automatically extended for an additional two (2) year term, and on each anniversary date thereafter, the term of this Agreement shall be deemed extended for an additional one (1) year term upon the affirmative vote of a majority of the Board of Directors of Employer, subject to the termination provisions of paragraph 16.

         2. DUTIES AND OBLIGATIONS OF EMPLOYEE. Employee shall serve as the Executive Vice President and Chief Operating Officer of Employer and President and Chief Executive Officer of American River Holdings, the parent holding company of Employer, and shall perform the customary duties of such offices in the commercial banking industry as may from time to time be reasonably requested of him by the Board of Directors of Employer in addition to the following:

                  (a) Acting as a member of the Board of Directors and all other board committees to which Employee may be appointed or elected;

                  (b) Participating in community affairs which are beneficial to the Employer;

                  (c) Maintaining a good relationship with Employer's Board of Directors and shareholders;

                  (d) Maintaining a good relationship with regulatory agencies and governmental authorities having jurisdiction over Employer;

                  (e) Providing leadership in planning and implementing the conduct of business and the affairs of the Employer;

                  (f) Performing ongoing strategic planning and implementation for Employer and its parent holding company;

                  (g) Evaluating potential merger and acquisition candidates for Employer and its parent holding company;

                  (h) Working directly with Employer's Executive Committee on strategic planning for mergers and acquisitions; and

                  (i) Actively soliciting merger and acquisition opportunities for Employer and its parent holding company.

         3.  DEVOTION TO EMPLOYER'S BUSINESS.

                  (a) Employee shall devote his full business time, ability, and attention to the business of Employer during the term of this Agreement and shall not during the term of this Agreement, without the prior written consent of Employer's Board of Directors, engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, which are in conflict with Employer's business. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required of Employee under this Agreement. Nothing in this Agreement shall be interpreted to prohibit Employee from making passive personal investments. However, Employee shall not directly or indirectly acquire, hold, or retain any material interest in any business competing with or similar in nature to the business of Employer.

                  (b) Employee agrees to conduct himself at all times with due regard to public conventions and morals. Employee further agrees not to do or commit any act that will reasonably tend to shock or offend the community, or to prejudice Employer or the banking industry in general.

                  (c) Employee hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that

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

Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

         4. NONCOMPETITION BY EMPLOYEE. Employee shall not, during the term of this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business.

         5. INDEMNIFICATION FOR NEGLIGENCE OR MISCONDUCT. Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the gross negligence or intentional misconduct of the Employee.

         6. DISCLOSURE OF INFORMATION. Employee shall not, either before or after termination of this Agreement, disclose to anyone any information relating to Employer or any financial information, trade or business secrets, customer lists, computer software or other information not otherwise publicly available concerning the business or operations of Employer. Employee recognizes and acknowledges that any financial information concerning any of Employer's customers, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of Employer's business. Employee shall not, either before or after termination of this Agreement, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever. This paragraph 6 shall survive the expiration or termination of this Agreement.

         7. WRITTEN OR PRINTED MATERIAL. All written or printed materials, notebooks and records used by Employee in performing duties for Employer, other than Employee's personal notes and diaries, are and shall remain the sole property of Employer. Upon termination of employment, Employee shall promptly return all such material (including all copies) to Employer. This paragraph 7 shall survive expiration or termination of this Agreement.

         8. SURETY BOND. Employee agrees that he will furnish all information and take any other steps necessary from time to time to enable Employer to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all monies, goods, or other property which may come into the custody, charge, or possession of Employee during the term of his employment. The surety company issuing the bond and the amount of the bond must be acceptable to Employer. All premiums on the bond shall be paid by Employer. If Employee cannot qualify for a surety bond at any time during the term of this Agreement, Employer shall have the option to terminate this Agreement

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

immediately without any obligation to pay severance benefits to Employee in accordance with paragraph 16 (d) of this Agreement.

         9. BASE SALARY. In consideration for the services to be performed hereunder, Employee shall receive a salary at the rate of One Hundred Seven Thousand Five Hundred Dollars ($107,500) per annum, payable in installments during the term of this Agreement of approximately Four Thousand Four Hundred Seventy-Nine Dollars and Seventeen Cents ($4,479.17) on the first and fifteenth days of each month, subject to applicable adjustments for withholding taxes and prorations for any partial employment period. Employee shall receive such annual adjustments in salary, if any, as may be determined by Employer's Board of Directors, in its sole discretion, resulting from the Board of Directors annual review of Employee's compensation on or about January 1 of each year during the term of this Agreement.

         10. SALARY CONTINUATION DURING DISABILITY. If Employee for any reason (except as expressly provided below) becomes temporarily or permanently disabled so that he is unable to perform the duties under this Agreement, Employer agrees to pay Employee the base salary otherwise payable to Employee pursuant to paragraph 9 of this Agreement, reduced by the amounts received by Employee from state disability insurance, or worker's compensation or other similar insurance benefits through policies provided by Employer, for a period of six (6) months from the date of disability.

         For purposes of this paragraph 10, "disability" shall be defined as provided in Employer's disability insurance program. Notwithstanding anything herein to the contrary, Employer shall have no obligation to make payments for a disability resulting from the deliberate, intentional actions of Employee, such as, but not limited to, attempted suicide or chemical dependence of Employee.

         11. INCENTIVE COMPENSATION. Employee shall be entitled to participate in Employer's Incentive Compensation Plan (the "Plan"), a copy of which is attached hereto as Exhibit A and incorporated herein by reference, and receive incentive compensation in accordance with the Plan, subject to the right of the Board of Directors in its sole discretion to modify the terms and provisions of the Plan each year during the term of this Agreement in connection with its review of Employee's performance and Employer's results of operations. Under no circumstance shall a right to receive incentive compensation exist in favor of or accrue to or for the benefit of Employee prior to actual receipt of a distribution, if any, under the Plan.

         12. STOCK OPTIONS. Employer has previously granted stock options to Employee evidenced by one or more stock option agreements attached hereto as Exhibit B and incorporated herein

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

by this reference. Employer may, but is not obligated to, grant additional stock options to Employee in the future which grants, if any, shall be within the sole discretion of the Board of Directors of Employer and subject to the terms and provisions of Employer's stock option plan pursuant to which such grants are effected. Any such grants shall be evidenced by a stock option agreement entered into between Employer and Employee pursuant to such stock option plan and a copy of each such stock option agreement shall be attached to this Agreement as an exhibit. Notwithstanding any provision of any such stock option plan or any such stock option agreement to the contrary, no rights of employment shall be conferred upon Employee or result from any such stock option plan or any stock option agreement entered into between Employer and Employee. Any employment rights and corresponding duties of Employee pursuant to his employment by Employer shall be limited to and interpreted solely in accordance with the terms and provisions of this Agreement.

         13. OTHER BENEFITS. Employee shall be entitled to those employee benefits adopted by Employer for all employees of Employer, subject to applicable qualification requirements and regulatory approval requirements, if any. Employee shall be further entitled to the following additional benefits which shall supplement or replace, to the extent duplicative of any part or all of the general employee benefits, the benefits otherwise provided to Employee:

                  (a) VACATION. Employee shall be entitled to four (4) weeks annual vacation leave at his then existing rate of base salary each year during the term of this Agreement. Employee may be absent from his employment for vacation as long as such leave is reasonable and does not jeopardize his responsibilities and duties specified in this Agreement. The length of vacation should not exceed two (2) weeks without the approval of Employer's executive committee of the Board of Directors. Employee shall take at least two (2) consecutive weeks of vacation as required by the California Superintendent of Banks. Accrual of vacation time, if any, shall be determined in accordance with Employer's personnel policies.

                  (b) AUTOMOBILE ALLOWANCE AND INSURANCE. Employer shall acquire or otherwise make available to Employee for his business and incidental personal use an automobile, suitable to his position, and (i) maintain it in good condition and repair; and (ii) provide public liability insurance and property damage insurance policies with insurer(s) acceptable to Employer and with coverages in such amounts as may be acceptable to Employer from time to time.

         14. ANNUAL PHYSICAL EXAMINATION. Employer shall pay or reimburse Employee for the cost of an annual physical examination conducted by a California licensed physician selected by Employee and reasonably acceptable to Employer.

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

         15. BUSINESS EXPENSES. Employee shall be reimbursed for all ordinary and necessary expenses incurred by Employee in connection with his employment. Employee shall also be reimbursed for reasonable expenses incurred in activities associated with promoting the business of Employer, including expenses for entertainment, travel, conventions, educational programs and similar items, and with the prior approval of Employer's Executive Committee, club memberships. Employer will pay for or will reimburse Employee for such expenses upon presentation by Employee from time to time of receipts or other appropriate evidence of such expenditures.

         16. TERMINATION OF AGREEMENT.

                  (a) AUTOMATIC TERMINATION. This Agreement shall terminate automatically without further act of the parties and immediately upon the occurrence of any one of the following events, subject to either party's right, without any obligation whatsoever, to waive an event reasonably susceptible of waiver, and the obligation of Employer to pay the amounts which would otherwise be payable to Employee under this Agreement through the end of the month in which the event occurs, except that only in the event of termination based upon subparagraphs (1), (4) or (12, to the extent of Employer's breach) below shall Employee be entitled to receive severance payments based upon automatic termination pursuant to paragraph 16 (d) of this Agreement:

                      (1) The occurrence of circumstances that make it impossible or impractical for Employer to conduct or continue its business.

                      (2)  The death of Employee.

                      (3)  The loss by Employee of legal capacity.

                      (4)  The loss by Employer of legal capacity to contract.

                      (5) The willful, intentional and material breach of duty by Employee in the course of his employment.

                      (6) The habitual and continued neglect by Employee of his employment duties and obligations under this Agreement.

                      (7) The continuous mental or physical incapacity of Employee, subject to Employee's rights under paragraph 10 of this Agreement.

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

                      (8) Employee's willful and intentional violation of any State of California or federal banking laws, or of the Bylaws, rules, policies or resolutions of Employer or its parent holding company, or of the rules or regulations of the California Superintendent of Banks or the Federal Deposit Insurance Corporation, or other regulatory agency or governmental authority having jurisdiction over Employer or its parent holding company.

                      (9) The determination by a state or federal banking agency or governmental authority having jurisdiction over Employer that Employee is not suitable to act in the capacity for which he is employed by Employer.

                      (10) Employee is convicted of any felony or a crime
                           involving moral turpitude or commits a fraudulent or dishonest act.

                      (11) Employee discloses without authority any secret or
                           confidential information concerning Employer or takes any action which Employer's Board of Directors determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with Employer.

                      (12) Either party breaches the terms or provisions of this
                           Agreement.

                  (b) TERMINATION BY EMPLOYER. Employer may, at its election and in its sole discretion, terminate this Agreement for any reason, or for no reason, by giving not less than thirty (30) days' prior written notice of termination to Employee, without prejudice to any other remedy to which Employer may be entitled either at law, in equity or under this Agreement. Upon such termination, Employee shall be entitled to receive any employment benefits which shall have accrued prior to such termination and the severance pay specified in paragraph 16 (d) below.

                  (c) TERMINATION BY EMPLOYEE. This Agreement may be terminated by Employee for any reason, or no reason, by giving not less than thirty (30) days' prior written notice of termination to Employer. Upon such termination, all rights and obligations accruing to Employee under this Agreement shall cease, except that such termination shall not prejudice Employee's rights regarding employment benefits which shall have

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

accrued prior to such termination and any other remedy which Employee may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

                  (d) SEVERANCE PAY - TERMINATION BY EMPLOYER. In the event of termination by Employer pursuant to paragraph 16 (b) or automatic termination based upon paragraph 16 (a) (1), (4) or (12, to the extent of Employer's breach) of this Agreement, Employee shall be entitled to receive severance pay at Employee's rate of salary immediately preceding such termination equal to six
(6) months' salary (in addition to incentive compensation or bonus payments due Employee, if any), payable in lump sum. Notwithstanding the foregoing, in the event of a "change in control" as defined in subparagraph (e) below, Employee shall not be entitled to severance pay pursuant to this subparagraph (d) and any rights of Employee to severance pay shall be limited to such rights as are specified in subparagraph (e) below. Employee acknowledges and agrees that severance pay pursuant to this subparagraph (d) is in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and the sole and exclusive remedy for Employee terminated at the will of Employer pursuant to paragraph 16(b) or pursuant to certain provisions of paragraph 16 (a) described herein.

                  (e) SEVERANCE PAY - CHANGE IN CONTROL. In the event of a "change in control" as defined herein and within a period of two (2) years following consummation of such a change in control (i) Employee's employment is terminated; or (ii) without Employee's consent there occurs (A) any adverse change in the nature and scope of Employee's position, responsibilities, duties, salary, benefits or location of employment, or (B) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of Employee's employment, then Employee shall be entitled to receive severance pay in addition to any bonus or incentive compensation payments due Employee. Any such severance pay due Employee shall be in an amount equal to one and one-half (1 1/2) times Employee's average annual compensation for the five (5) years immediately preceding the change in control. Employee's average annual compensation shall be the average of the aggregate compensation paid by Employer to Employee which was includable in Employee's gross income for federal income tax purposes for the five (5) tax years ending immediately prior to the change in control divided by the number five (5).

                  If all or any portion of the amounts payable to Employee pursuant to this paragraph 16 (e) alone or together with other payments which Employee has the right to receive from Employer, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax imposed by
Section 4999 of the Code (or similar tax and/or assessment),

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

such amounts payable hereunder shall be reduced to the extent necessary, after first applying any similar reduction in payments to be received from any other plan or program sponsored by Employer from which Employee has a right to receive payments subject to Sections 280G and 4999 of the Code, including without limitation any Salary Continuation Agreement made between Employer and Employee, so as to cause a reduction of any excise tax pursuant to Section 4999 of the Code to equal "zero".

                  Any such severance shall be payable in lump sum. Such severance payment, if any, shall be in lieu of all damages, payments and liabilities on account of the events described above for which such severance payment, if any, may be due Employee and any severance payment rights of Employee under paragraph 16 (d) of this Agreement. This subparagraph (e) shall be binding upon and inure to the benefit of the parties and any successors or assigns or employer or any "person" as defined herein.

                  Notwithstanding the foregoing, Employee shall not be entitled to receive nor shall Employer, its successors, assigns or any "person" as defined herein be obligated to pay severance payments pursuant to this subparagraph (e) in the event of an occurrence described in paragraph 16, subparagraphs (5), (6), (8), (10), (11) or (12, to the extent of an Employee breach), or in the event of a determination pursuant to subparagraph (9) thereof, or in the event Employee terminates employment in accordance with paragraph 16 (c) and the termination is not a result of or based upon the occurrence of any event described in paragraph 16 (e)(ii).

                  A "change in control" of Employer for purposes of this Agreement and subparagraph (e) shall mean the occurrence of any of the following events with respect to Employer (with the term "Employer" being defined for such a change in control to include any parent holding company): (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over Employer or any stock exchange on which Employer's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of Employer in which Employer does not survive;
(iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of Employer having an aggregate fair market value of more than fifty percent (50%) of the total value of the assets of Employer, reflected in the most recent balance sheet of Employer; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act or any individual, corporation, partnership, trust or any other entity) is or becomes the beneficial owner, directly or indirectly, of

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

securities of Employer representing more than 50% of the combined voting power of Employer's then outstanding securities; (v) if in any one year period, individuals who at the beginning of such period constitute the Board of Directors of Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Employer's shareholders, of each new director is approved by a vote of a least three-quarters of the directors then still in office who were directors at the beginning of the period; (iv) a majority of the members of the Board of Directors of Employer in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control.

         17. NOTICES. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses listed as follows:

         Employer:         Principal place of business

         Employee:         Principal place of business as shown in Employer's
                           Personnel Records and Employee's personal file.

Each party may change the address for receipt of notices by written notice in accordance with this paragraph 17. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

         18. ARBITRATION. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved first by resort to non-binding mediation with such mediation service or mediator as the parties may mutually agree upon. If the parties cannot agree upon such mediation service or mediator and submit the matter to mediation within thirty (30) days of notice of demand to mediate given by a party to the other party, or if the matter is not resolved in a manner satisfactory to the parties within sixty (60) days of submission of the matter to the mediation service or mediator, then in that event, the matter shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), presently located at 111 Pine Street, Suite 710, in San Francisco, California, in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the parties agree that a

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

representative member, selected by the mutual agreement of the parties, of the American Arbitration Association ("AAA"), presently located at 417 Montgomery Street, in San Francisco, California, shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Sacramento, California, unless otherwise agreed to by the parties.

         19. ATTORNEYS' FEES AND COSTS. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement or any part thereof or otherwise arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to any such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceeding. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of one or more arbitrators in the event of arbitration, or a decision of a comparable official in the event of any other action or proceeding. Every obligation to indemnify under this Agreement includes the obligation to pay reasonable fees of attorneys, accountants and expert witnesses incurred by the indemnified party in connection with matters subject to indemnification.

         20. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to the employment of Employee by Employer. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

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

         21. MODIFICATIONS. Any modification of this Agreement will be effective only if it is in writing and signed by a party or its authorized representative.

         22. WAIVER. The failure of either party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

         23. PARTIAL INVALIDITY. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

         24. INTERPRETATION. This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against either party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.

         25. GOVERNING LAW AND VENUE. The laws of the State of California, other than those laws denominated choice of law rules, shall govern the validity, construction and effect of this Agreement. Any action which in any way involves the rights, duties and obligations of the parties hereunder shall be brought in the courts of the State of California and venue for any action or proceeding shall be in Sacramento County or in the United States District Court for the Eastern District of California, and the parties hereby submit to the personal jurisdiction of said courts.

         26. PAYMENTS DUE DECEASED EMPLOYEE. If Employee dies prior to the expiration of the term of his employment, any payments that may be due Employee from Employer under this Agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors, or assigns.

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

         IN WITNESS WHEREOF, the parties have executed this Agreement consisting of thirteen pages in the City of Sacramento, County of Sacramento, State of California as of the date set forth above.

EMPLOYER:                                       EMPLOYEE:

AMERICAN RIVER BANK

By: /s/ SAM J. GALLINA                          /s/ DAVID T. TABER
    -----------------------------               --------------------------------
    Sam J. Gallina                              David T. Taber
    Chairman of the Board


                         [ADD NOTARIAL ACKNOWLEDGEMENT]

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

AMERICAN RIVER BANK

                        AMENDMENT TO EMPLOYMENT AGREEMENT

                                     7/18/96

Pursuant to the Board of Directors meeting held July 17, 1996, attached is the Incentive Compensation Plan for Executive Management which has been updated per decisions made at the stated Board of Directors meeting.

This constitutes the first amendment to the Employment Agreement made between American River Bank and David T. Taber, duly executed on May 29, 1996.

This document and the Incentive Compensation Plan for Executive Management hereto attached supersedes the plan outlined on page 4, paragraph 11 of the Employment Agreement which is entitled "Incentive Compensation".

Furthermore, the last sentence in paragraph 11 which reads as follows: "Under no circumstance shall a right to receive incentive compensation exist in favor of or accrue to or for the benefit of Employee prior to actual receipt of a distribution, if any, under the Plan" shall be superseded by the Payout conditions stipulated in the Incentive Compensation Plan for Executive Management hereto attached.

EMPLOYER:                                       EMPLOYEE:

AMERICAN RIVER BANK


By /s/ SAM J. GALLINA                           /s/ DAVID T. TABER
   -----------------------------                --------------------------------
   Sam J. Gallina                               David T. Taber
   Chairman of the Board


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